Exhibit 99(e)(ii)

LOEB KING TRUST

FIRST AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 30th day of December, 2013, to the Distribution Agreement dated as of August 1, 2013 (the "Agreement") is entered into by and between LOEB KING TRUST, a Delaware statutory trust (the "Trust") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the "Distributor").

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and Distributor desire to amend the Agreement to add a fund; and

WHEREAS, Section 10, paragraph B of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOEB KING TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Robert Schwartz	By: /s/James R. Schoenike

Name: Robert Schwartz	Name: James R. Schoenike

Title: Trustee	Title: President

Amended Exhibit A to the Distribution Agreement Fund Names Separate Series of Loeb King Trust

Name of Series
Loeb King Alternative Strategies Fund
Loeb King Asia Fund